Exhibit 99.1

ORLANDO, Fla. — Immune Therapeutics, Inc. (OTC:BB IMUN), a specialty pharmaceutical company involved in the development, commercialization, distribution and marketing of novel, patented therapies to combat chronic, life-threatening diseases through the activation and modulation of the body’s immune system, today announced that it will expand its Board of Directors from two to five members.

Joining the Board will be Dr. Stephen Wilson, Dr. Clifford Selsky, and Mr. Robert Wilson who were appointed for interim terms until such time as an annual meeting of shareholders can be organized to provide a formal vote on the candidates.

Dr. Stephen Wilson. Dr. Wilson is a trained immunologist with more than 25 years of experience in biomedical research and executive management. He is the Chief Innovation Officer of Statera Biopharma, Inc. and an Associate Clinical Professor at the University of California, San Diego. Prior, he served as Chief Operating Officer at the La Jolla Institute for Immunology; during his tenure the Institute grew from $14M in annual R&D to become a global leader in immunology research with nearly $1B in total operations as well as ranked #1 place to work in the world by The Scientist magazine. His original research has been published in high impact journals, and he has served as principal or co-principal investigator on more than $75M in competitive grants and awards, most recently developing the 2021 X-Prize winning rapid CoVID-19 diagnostic test. Dr. Wilson has served as an advisor to elite medical research organizations, served on national boards and is a founding scientist and board member of Invivoscribe Technologies, Inc., a leading molecular diagnostics and oncology therapeutics company. Dr. Wilson earned his doctorate from the University of Arizona’s College of Medicine in Immunology, and was a fellow of the National Multiple Sclerosis Society and National Institutes of Health..

Dr. Selsky has been a practicing pediatrician in Central Florida for the past twenty years. He is the founder of the Children’s Center for Cancer and Blood Disease at Florida Hospital cancer institute, which he established after training in pediatrics at Yale New Haven hospital and completing a pediatric hematology and oncology fellowship at Yale University School of Medicine. Dr. Selsky is board certified in Pediatrics, Pediatric hematology and oncology and Palliative medicine. Currently, he is a pediatrician at Family First Pediatrics which he established in 2013.

Also, an accomplished scientist, Dr. Selsky obtained his PH.D. in Microbiology and Molecular Genetics at the University of Miami School of Medicine. He then did DNA repair research studies at the radiobiology laboratory at Harvard School of Public Health and the biophysics laboratory at Stanford University.

Mr. Wilson has spent more than 25 years building and launching companies. As a business strategist, retail marketer and content developer, Robert is experienced is assessing business situations, conducting research, creating strategic plans, recommending solutions to management, monitoring competitors, and measuring the results of marketing strategies. Robert has been involved in securing more than $150 million in early round and angel funding, developing launch and pivot strategies, and identifying growth opportunities for more than two dozen public companies ranging from the energy sector and electric vehicles to healthcare and lifestyle brands.

Note: Dr. Stephen Wilson and Mr. Robert Wilson are not related.

Kevin Phelps, CEO commented; “We are pleased to welcome our new members to the Board. The Company is at an inflection point in development of its strategy and the experience and skills of these individuals will be invaluable moving forward. We are fortunate to be able to attract such talent.”

Terms under which the Board Members will be compensated have not been finalized, but new members have requested deferment of their compensation until the Company has attained strategic funding and operational objectives.